CONTACTS
From: Anthony J. DeFazio	For: Michael A. Happel
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Enters into a Contract to Acquire

An Institutional-Quality Office Building in Midtown Manhattan

New York, New York, November 8, 2012 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced today that it entered into a purchase and sale agreement to acquire the fee simple interest in an institutional-quality office building located at 229 West 36th Street in Midtown Manhattan, at a purchase price of $65.0 million, exclusive of closing costs.

The property contains approximately 149,000 rentable square feet and is 100% leased to seven tenants. Approximately 70.1% of the property is occupied by three tenants: American Language Communication Center, Inc.; Early Bird Delivery Systems, LLC; and Spectaguard Acquisition, LLC.

“This is the second office building in the Garment District that we have placed under contract in just the last two weeks,” noted Michael A. Happel, Chief Investment Officer of the Company. Mr. Happel continued, “This $65 million acquisition of 229 West 36th Street will complement the $48.6 million acquisition of 256 West 38th Street that we previously announced. We believe this neighborhood is in the early stages of a longer term transformation that will increase rents in the area. Our acquisition pipeline remains strong and we continue to identify high quality properties in New York City that are consistent with our overall investment strategy.”

About the Company

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program. Additional information about the Company can be found on its website at www.newyorkrecoveryreit.com.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.